EXHIBIT 4.12

AMENDMENT NO. 2 TO
PLEDGE AND SECURITY AGREEMENT

This Amendment No. 2 to Pledge and Security Agreement (this “Amendment”) is entered into effective as of [________], 2014 (the “Effective Date”), by and among the undersigned parties for the purpose of amending that certain Pledge and Security Agreement dated as of October 19, 2011 and amended as of December 15, 2011 (the “Pledge and Security Agreement”). The undersigned parties hereby agree as follows:

1. The undersigned parties acknowledge that Holdings shall offer and sell up to $1,000,000,000 aggregate principal amount of L Bonds (the “L Bonds”), which shall be offered and sold as “Securities” under the Indenture. The L Bonds shall be Secured Obligations for purposes of the Pledge and Security Agreement.

2. Except as set forth above, the terms and conditions of the Pledge and Security Agreement shall remain unaffected and unchanged. Any capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Pledge and Security Agreement.

In Witness Whereof, each of the parties have executed this Amendment No. 2 to Pledge and Security Agreement to be effective as of the Effective Date.

GWG Holdings, Inc. (Grantor) By: _______________________ Name: _____________________ Title: ______________________	Jon R. Sabes (Grantor) _______________________
GWG Life Settlements, LLC (Grantor) By: _______________________ Name: ____________________ Title: ______________________	Steven F. Sabes (Grantor) _______________________
Bank of Utah (Trustee) By: _______________________ Name: _____________________ Title: ______________________